Exhibit 10.1

Memorandum of Understanding
Between New Cardio, Inc. and
Vincent Renz, Jr.

James Heisch, representing the Board of Directors of New Cardio, Inc and Vincent Renz Jr. have discussed and agree to the following:

1.	Mr. Renz will be appointed the “CEO of New Cardio, Inc.” immediately.

2.
Due to the unfavorable cash position of New Cardio, Mr. Renz current compensation will remain at its current level less the agreed upon 30% executive pay reduction effective immediately. The Compensation Committee of the BOD will review Mr. Renz compensation when the BOD restores all executives’ compensation to previous levels.

3.
New Cardio agrees to grant Mr. Renz an additional stock option under the normal terms and conditions of New Cardio’s stock option plan in the amount of 500,000 shares. Vesting will be over a 48 month period as provided in the plan.

4.	Mr. Renz will be evaluated in his performance as CEO based upon criteria established between Mr. Renz and the Board of Directors and/or the Committees of the BOD.

5.
The initial evaluation period shall be a period of six months unless otherwise determined by the BOD. Mr. Renz shall continue to be an employee of New Cardio and his employment agreement shall remain in effect except as modified by this agreement.

6.	Mr. Renz will be appointed to the New Cardio Board of Directors effective immediately. In the event that Mr. Renz no longer is the CEO of New Cardio, Mr. Renz will resign his position on the BOD.

7.	Mr. Renz will report to the New Cardio Board of Directors.

8.	Mr. Renz shall continue to be located in New Jersey.

9.	The CTO and the CFO shall continue to be located in Santa Clara, CA unless otherwise determined by the BOD.

10.	Within two weeks Mr. Renz and the Board will develop a list of goals and objectives for Mr. Renz. These goals and objectives will be the basis of evaluating Mr. Renz performance as CEO.

11.	In addition to BOD meetings, Mr. Renz shall provide a monthly written report on New Cardio’s business developments.

The above is mutually agreed upon as of June 14, 2010.

Vincent Renz, Jr.	James Heisch. New Cardio, Inc.